                   SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934
                     (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                    Giant Industries, Inc.
       (Name of Registrant as Specified In Its Charter)

                 ----------------------------
           (Name of Person(s) Filing Proxy Statement
                if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         ........................................................
     2)  Aggregate number of securities to which transaction
         applies:
         ........................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ........................................................
     4)  Proposed maximum aggregate value of transaction:
         ........................................................
     5)  Total fee paid:
         ........................................................
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         ........................................................
     2)  Form, Schedule or Registration Statement No.:
         ........................................................
     3)  Filing Party:
         ........................................................
     4)  Date Filed:
         ........................................................

GIANT INDUSTRIES, INC.                                       LOGO
23733 NORTH SCOTTSDALE ROAD
SCOTTSDALE, ARIZONA 85255


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Giant Industries, Inc.:

     The Annual Meeting of Stockholders of Giant Industries, Inc.
(the "Company") will be held at the Radisson Resort Scottsdale, 7171 North Scottsdale Road, Scottsdale, Arizona 85253, on Friday, May 8, 1998, at 10:00 a.m., for the following purposes:

     1. To elect two directors to Class III of the Board of Directors in accordance with Article FIFTH of the Restated
Certificate of Incorporation;

     2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 1998; and

     3. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

     Only holders of record of the Company's common stock at the close of business on March 20, 1998, will be entitled to notice of, and to vote at, such meeting. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company's corporate headquarters for any purpose germane to the meeting during ordinary business hours for ten days prior to the date of the meeting.

     Your attention is directed to the accompanying Proxy Statement. It is important that your shares be represented and voted whether or not you expect to attend the meeting in person. Therefore, please date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.

                              By Order of the Board of Directors

                              /s/ James E. Acridge
                              ----------------------------------
                              James E. Acridge
                              Chairman of the Board of Directors

Scottsdale, Arizona
March 30, 1998

                            GIANT INDUSTRIES, INC.
                         23733 NORTH SCOTTSDALE ROAD
                          SCOTTSDALE, ARIZONA 85255

                               PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Giant Industries, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on May 8, 1998, at 10:00 a.m., or at any postponement or adjournment thereof. The Annual Meeting will be held at the Radisson Resort Scottsdale, 7171 North Scottsdale Road, Scottsdale, Arizona 85253.

     This Proxy Statement and the accompanying form of proxy are being first mailed to stockholders on or about March 30, 1998. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy, or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares, or (c) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the stockholder's instructions. If you return a properly signed and dated proxy card but do not mark any choices on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

     Proxies will be solicited from the Company's stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that directors, officers and regular employees of the Company may make further solicitation personally or by telephone or mail.

     Only holders (the "Stockholders") of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 20, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. On the Record Date there were 10,993,267 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of directors, and an affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the Stockholders for their consideration. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. Abstentions are included in the determination of the number of shares represented for a quorum. Abstentions will have the effect of a negative vote on a proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or whether a proposal has been approved. Proxies will be tabulated by the Company's transfer agent. The Company shall, in advance of the Annual Meeting, appoint one or more Inspectors of Election to count all votes and ballots at the Annual Meeting and make a written report thereof.

     The Annual Report of the Company for the year ended December 31, 1997, is being mailed to Stockholders with this Proxy Statement.

                      ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors of the Company consists of six members. In accordance with the terms of the Company's Restated Certificate of Incorporation, the directors are divided into three classes. There are currently two Class I directors, two Class II directors and two Class III directors. The term of office of the two Class III directors expires at the 1998 Annual Meeting of Stockholders.

     The Board of Directors proposes that Mr. James E. Acridge and Mr. Richard T. Kalen, Jr. be elected to serve as the Class III directors for a term of three years until the Annual Meeting of Stockholders in 2001 and until their successors are elected and qualified. Both of these nominees are currently serving as Class III directors, and a brief description of the business experience of each nominee for the last five years is set forth below. UNLESS OTHERWISE INSTRUCTED, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE ELECTION OF SUCH NOMINEES. Both nominees have consented to being named herein and have indicated their intention to serve if elected. If for any reason either nominee should become unable to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board of Directors.

NOMINEE                AGE, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
-------                -------------------------------------------------
James E. Acridge       Mr. James E. Acridge, age 58, has served as
                       Chairman of the Board of Directors, President and Chief Executive Officer of the Company since
                       October 1989. Mr. Acridge also serves as Chairman of the Nominating Committee. Mr. Acridge started
                       Giant Industries Arizona, Inc. ("Giant"), the
                       Company's principal wholly-owned subsidiary, in
                       1969 and has served continuously as its Chairman of the Board of Directors, President and Chief
                       Executive Officer. Mr. Acridge is also Chairman of the Board of Phoenix Fuel Co., Inc. ("Phoenix
                       Fuel"), an industrial/commercial petroleum products distributor, all of whose stock was acquired by Giant in June 1997. Additionally, Mr.
                       Acridge is Chairman of the Board of Directors of Giant Exploration and Production Company ("Giant
                       E&P"), which was the Company's other principal wholly-owned subsidiary until the Company sold substantially all of its oil and gas assets in August 1996.

Richard T. Kalen, Jr.  Richard T. Kalen, Jr., age 55, has served as a director of the Company since December 1989. Mr. Kalen also serves as Chairman of the Compensation Committee and as a member of the Audit and Nominating Committees. He has been the President and owner of Kalen & Associates, an executive search and consulting firm, since April 1988.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

     The remaining directors and executive officers of the Company, as of January 1, 1998, are listed below:

NAME                   AGE   POSITION                    CLASS(1)
----                   ---   ------------------------    --------

Anthony J. Bernitsky    68   Director                     I
                                                          1999
F. Michael Geddes       58   Director                     I
                                                          1999

Fredric L. Holliger     49   Director, Executive Vice     II
                             President and Chief          2000
                             Operating Officer

Harry S. Howard, Jr.    79   Director                     II
                                                          2000


A. Wayne Davenport      49   Vice President and
                             Chief Financial Officer

Morgan Gust             50   Vice President and General
                             Counsel, Vice President
                             Administration and Secretary
_______________

(1) Each director's term of office expires in the year set forth opposite his name above. Directors elected at the Annual Meeting of Stockholders shall be elected for a term of three years and will hold office until their successors have been elected and qualified. Each officer serves until his successor is chosen and qualified or until his earlier resignation or removal.

     Anthony J. Bernitsky has served as a director of the Company since August 1996. Mr. Bernitsky also serves as a member of the Compensation Committee and the Nominating Committee. Mr. Bernitsky is co-owner of Sandia Oil Company ("Sandia"), a wholesale and retail gasoline business with service stations and convenience stores located in New Mexico and on the Navajo Indian Reservation. Mr. Bernitsky started Sandia in 1982 and has served continuously on its Board of Directors and as its President. Mr. Bernitsky also is a director of the New Mexico Petroleum Marketers Association.

     F. Michael Geddes has served as a director of the Company since September 1991 and is a member of the Audit Committee. He has been the Chairman and President of Geddes and Company, a private investment and consulting firm, since October 1978. He also serves as Chairman and Chief Executive Officer of Coe & Van Loo Consultants, Inc., an engineering and land planning firm; CVL Consultants, Inc., a corporation engaged in engineering and land planning; GS&B Holding, Inc., a holding company with ownership interests in a financial futures brokerage firm; Eagle Western Properties Company, a firm involved in real estate management, development and brokerage; and Athearn, Inc., a manufacturer of HO scale model trains.

     Fredric L. Holliger has served as a director, Executive Vice President and Chief Operating Officer of the Company since October 1989. Mr. Holliger joined Giant as Senior Vice President and President of the Giant refining division in February 1989, and continues to serve as a director, Executive Vice President and Chief Operating Officer of Giant. Mr. Holliger has served as a director and Chief Executive Officer of Phoenix Fuel since June 1997 and has served as a director, President and Chief Executive Officer of Giant E&P since May 1993.

     Harry S. Howard, Jr. has served as a director of the Company since January 1992. He also serves as Chairman of the Audit Committee and as a member of the Compensation Committee. He is the retired President and Chief Operating Officer of American Can Company.

     A. Wayne Davenport served as Vice President and Corporate Controller commencing May 1994 and, since May 1995, serves as Vice President and Chief Financial Officer of the Company. He also serves in such positions for Giant and Giant E&P and serves as Vice President of Phoenix Fuel. Prior to joining the Company in March 1994, Mr. Davenport was an investor in crude oil and natural gas properties and a consultant to the industry. From February 1987 to September 1992, he served in various positions, the last being Executive Vice President and Chief Financial Officer, with Hondo Oil & Gas Company, a company engaged in refining, marketing, exploration and production.

     Morgan Gust has served as Secretary and General Counsel of the Company since August 1990 and as Vice President since September 1990. He has served as Vice President Administration since October 1992. He also serves in such capacities for, and is a director of, Giant and Giant E&P and serves as Secretary, General Counsel and Vice President, and as a director, of Phoenix Fuel.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held eight meetings during 1997. The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. In 1997, the Board established a Pricing
Committee, composed of Messrs. Acridge, Geddes, Holliger and Howard, in connection with the Company's $150 million offering of 9% senior subordinated notes due 2007 which was completed in 1997 ("Bond
Offering"). The Pricing Committee met once during its existence.

     The Audit Committee of the Board of Directors is comprised of Messrs. Howard (Chairman), Geddes and Kalen. The Audit Committee, among other functions: (i) reviews and recommends the engagement each year of the Company's independent auditors, (ii) consults with independent auditors on the adequacy of the Company's internal controls, (iii) reviews with the independent auditors the auditors' reports on the Company's financial statements and submits such reports to the Board of Directors with the Committee's recommendations and comments, and (iv) takes such other steps as the Committee deems necessary to carry out the normal functions of an audit committee. The Audit Committee held three meetings during 1997.

     The Compensation Committee of the Board of Directors is comprised of Messrs. Kalen (Chairman), Bernitsky and Howard. The Compensation Committee determines the compensation of the Chief Executive Officer and Chief Operating Officer. It reviews, modifies if necessary and approves recommendations by the Chief Executive Officer as to the compensation of other officers and key personnel. It also establishes the Company's annual bonus plans for management each year. In addition, the Compensation Committee oversees the administration of the Company's 1989 Stock Incentive Plan and the Company's 1998 Phantom Stock Plan, as both may have been amended (collectively, the "Stock Plans") but, to the extent required under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), any transaction between the Company or the Plans and an executive officer of the Company that involves a grant, award or other acquisition of the Company's equity securities is approved by the Board of Directors. The Compensation Committee held two meetings during 1997.

     The Nominating Committee of the Board of Directors, comprised of Messrs. Acridge (Chairman), Bernitsky and Kalen, studies and makes recommendations concerning the composition of the Board of Directors and the committees thereof, reviews the qualifications of potential candidates for director of the Company and recommends to the Board nominees for election as directors. The Nominating Committee will also consider as nominees for director persons recommended by the stockholders. Such recommendations should be sent to the Secretary of the Company not later than 120 days preceding the next Annual Meeting of Stockholders at which directors are to be elected and should include the address of the person and a brief description of his or her qualifications. The Nominating Committee did not meet during 1997, and its functions were performed as a part of a meeting of the full Board of Directors.

     During 1997, all incumbent directors attended seventy-five percent or more of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which each such person was a director), and (ii) the total number of meetings held by all committees on which such director served (during the periods that such director so served).

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are entitled to compensation for services rendered as a board member calculated as follows: (i) $1,500 per month for each calendar month or portion thereof during which such person was a director, (ii) $1,500 for each in-person meeting and $500 for each telephonic meeting of the Board of Directors attended by such director, and (iii) $750 for the Chairman and $500 for each member of the Board's Audit, Compensation and Nominating Committees for each in-person meeting attended by such director. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors and Committee meetings.

                        EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Chief Executive Officer and to the three additional executive officers of the Company who were serving as executive officers at the end of 1997 for services rendered to the Company and its subsidiaries during the periods indicated.(1)

                                        SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                      -----------------------
                                         ANNUAL COMPENSATION                   AWARDS
                                ------------------------------------  -----------------------
                                                          OTHER(2)    RESTRICTED  SECURITIES    ALL(3)
                                                          ANNUAL        STOCK     UNDERLYING    OTHER
NAME AND                               SALARY     BONUS   COMPEN-       AWARDS     OPTIONS/     COMPEN-
PRINCIPAL POSITION              YEAR    ($)        ($)    SATION ($)     ($)       SARS (#)   SATION ($)
-----------------------------   ----  --------  --------  ----------  ----------  ----------  ----------
James E. Acridge                1997  $540,385   $101,000  $    --        -0-         -0-       $6,787
Chairman of the Board,          1996   521,366     95,750       --        -0-         -0-        2,388
President and Chief Executive   1995   514,500        -0-       --        -0-         -0-        5,455
Officer

Fredric L. Holliger             1997   315,385     72,500       --        -0-         -0-        6,787
Director, Executive Vice        1996   294,309     79,000       --        -0-         -0-        7,138
President and Chief             1995   281,635        -0-       --        -0-         -0-        6,062
Operating Officer

Morgan Gust                     1997   232,308     59,800       --        -0-         -0-        6,787
Vice President and General      1996   215,396     66,600       --        -0-         -0-        7,138
Counsel, Vice President         1995   202,650        -0-       --        -0-         -0-        6,062
Administration and Secretary

A. Wayne Davenport              1997   181,154     18,700       --        -0-         -0-        6,787
Vice President and              1996   172,404     30,250       --        -0-         -0-        5,836
Chief Financial Officer         1995   157,827        -0-   17,081        -0-         -0-        6,062

_______________

(1) In addition to the Chief Executive Officer, during 1997 only three individuals served as executive officers of the Company whose total annual salary and bonuses exceeded $100,000.

(2) Excluded from this column in relation to all of the named executive officers, other than Mr. Davenport for 1995, are perquisites and other personal benefits (including any car allowances and any amounts paid for group medical insurance premiums in excess of amounts paid generally for all salaried employees) which in no case were in aggregate in an amount in excess of the lesser of either $50,000 or ten percent of the total annual salary and bonus of any such named executive officer. Mr. Davenport received compensation in the form of perquisites and other personal benefits totaling $17,081 in 1995, including $7,200 as a car allowance and $9,001 of relocation expenses.

(3) The amounts disclosed in this column for 1997 represent 401(k) Company matching contributions of $4,314 for each of the named executive officers. The balance of the amounts disclosed for 1997 are the value of Company contributions allocated to each of the Employee Stock Ownership Plan accounts of the named executive officers.

     The following table provides information on option exercises during 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING  VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS/       IN-THE-MONEY
                                                         SARS AT FISCAL         OPTIONS/SARS AT
                           SHARES                        YEAR-END (#)         FISCAL YEAR-END($)
                         ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
     NAME              EXERCISE (#)(1)  REALIZED ($)     UNEXERCISABLE         UNEXERCISABLE(2)
---------------------  ---------------  ------------  ---------------------  -------------------
James E. Acridge.....         0              0           121,714 / 0           $1,213,439 / $0
Fredric L. Holliger..         0              0            40,143 / 0              400,856 /  0
Morgan Gust..........         0              0            25,000 / 0              292,500 /  0
A. Wayne Davenport...         0              0             5,000 / 0               48,750 /  0

_______________
(1) No stock options were exercised in 1997 by the named executive officers.

(2) Calculated based upon the difference between the closing market price per share for Common Stock at the end of 1997 as reported by the New York Stock Exchange and the exercise price.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Mr. Acridge, Mr. Holliger and Mr. Gust. These agreements currently provide for base salary at an annual rate as follows: Mr. Acridge - $550,000, Mr. Holliger - $325,000, and Mr. Gust - $240,000. The
amounts are subject to change during the respective terms of such agreements as the Board of Directors deems appropriate. All three employment agreements expire on December 10, 2000 and automatically extend for successive one-year periods thereafter unless notice of termination is given by the executive or the Company. Each agreement provides that the executive is entitled to participate in any discretionary bonus, stock option, profit sharing, life insurance, hospitalization and medical coverage, and such other benefit plans that may be applicable to the Company's senior executive employees.

     If, absent a change in control of the Company (as defined in the agreement), the executive's employment is terminated by reason of his death or disability (as defined in the agreement), by the Company with cause or by the executive with or without good reason (as defined in the agreement), the executive is entitled to his compensation through the date of his termination.

     If, absent a change in control of the Company (as defined in the agreement), the executive's employment is terminated by the Company without cause or the Company or the Board of Directors give written notice to the executive of its intention not to renew the term of the employment agreement, the executive is entitled to receive a lump sum payment equal to his full annual base salary.

     If, at any time within a three-year period following a change in control of the Company (as defined in the agreement), the executive's employment is terminated by reason of the executive's death or disability (as defined in the agreement), by the Company with or without cause or by the executive with good reason (as defined in the agreement), or if during such three-year period the term of the agreement is not extended, the executive will receive a lump sum payment in an amount equal to three times the sum of: (i) the executive's base salary, and (ii) the average of the annual bonuses paid to the executive for the three fiscal years immediately preceding the fiscal year in which the termination occurs. For Federal income tax purposes, Section 280G of the Internal Revenue Code of 1986, as amended, may limit the deductibility by the Company of any such lump sum payment.

                      COMPENSATION COMMITTEE REPORT
                        ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended ("Securities Act"), or the Securities Exchange Act of 1934, as amended ("Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the total return graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

     The duties of the Compensation Committee include: (i) establishing the appropriate level of compensation for the Chief Executive Officer and the Chief Operating Officer, (ii) reviewing, modifying if necessary, and approving the Chief Executive Officer's recommendations for compensation of other officers and certain key personnel, (iii) formulating and adopting annual bonus plans for management, and (iv) overseeing the administration of the Company's 1989 Stock Incentive Plan, which Plan was adopted by the Board of Directors and approved by the stockholders in 1989, and the 1998 Phantom Stock Plan, which plan was adopted by the Board of Directors to be effective in 1998 (collectively, the "Stock Plans"). Although the Committee oversees the administration of the Stock Plans, to the extent required under Section 16 of the Exchange Act, any transaction between the Company or the Stock Plans and an executive officer of the Company that involves a grant, award or other acquisition of the Company's equity securities must be approved by the Board of Directors.

     Annual bonus plans generally include criteria for cash bonuses for key personnel who, by the nature and scope of their positions, significantly impact the overall results and success of the Company. The Stock Plans state that their purpose is to enable the Company and its subsidiaries to obtain and retain competent personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value.

     The major elements considered by the Committee in establishing executive compensation are the following:

     (1) The level of compensation paid executive officers in similar positions by other companies. To ensure that pay is competitive, the Committee, from time to time, compares the Company's total compensation and benefits packages with those of other companies in the same or similar industries or with other similar attributes such as size or capitalization. Some, but not all, of these companies are included in the S&P Industrials Index and the S&P Energy Composite Index which are used for comparative purposes in the total return graph which follows this report. Many of the companies used in such indexes are engaged in different businesses than those engaged in by the Company and almost all are larger. The Committee recognizes that the Company's asset and business mix is rather unique given the Company's relatively small size, making direct comparisons of compensation difficult. The Committee also recognizes, however, that total compensation for similar positions must be competitive to attract and retain competent employees.

     (2)  The individual performance of each executive officer.
          Individual performance includes any specific accomplishments of such executive officer, demonstration of job knowledge and skills, teamwork and demonstration of the Company's six core values as set forth in the Company's Strategic Plan.

     (3) The responsibility and authority of each position relative to other positions within the Company.

     (4) Corporate performance and business unit performance. Corporate performance and business unit performance are evaluated both subjectively and objectively. Subjectively, the Compensation Committee discusses and makes its own determination of how the Company and each business unit performed relative to the opportunities and difficulties encountered during the year and relative to the performance of competitors and business conditions. Objectively, corporate performance and business unit performance are measured by earnings, cash flow and other financial results compared to budgeted results.

     (5) Incentives for executive officers to make decisions and take actions which will increase the market value of the Common Stock over the long term and which encourage such officers to remain with the Company as long-term employees.

     In the case of base salary and awards granted under the Stock Plans to executive officers, the application and weight given each of these factors is not done mechanically or quantitatively but rather the Committee uses its discretion, best judgment and the experience of its members to examine the totality of all of the relevant factors. In exercising this discretion, the Committee believes that it tends to give greater weight to factors (1), (2), and (3) above in fixing base salary and any merit/cost of living increase and to factor (5) in making awards under the Stock Plans. In applying factor
(1), the Committee believes it has set total compensation approximately in the mid-range of amounts paid to equally competent employees in similar positions at other companies, after giving effect to the fact that the Company does not have a defined benefit or actuarial pension plan while contributions by companies with such plans tend to be quite significant, and the Committee's belief that the Company has historically granted fewer stock options than appears to be the practice at other companies.

     In the case of 1997 bonus plans for executive officers, the Company utilized both a profit bonus plan and a senior executive bonus plan. The Company's profit bonus plan tied cash bonuses directly to corporate performance and individual performance as follows:

     a. Corporate Performance. Earnings per share must have reached a predetermined threshold before any profit bonus could be paid.

     b. Individual Performance. To be eligible to receive a profit bonus, a participant's overall performance must have been evaluated to be at a level that is at least satisfactory. In addition, such participant must have been employed by the Company on the date that the bonus was paid, which shall be no later than March 15, 1998.

     If each of these two criteria was met, executives were eligible to receive a cash bonus in an amount up to two percent of their base pay. All of the Company's employees were eligible to participate in the profit bonus plan.

     The Company's senior executive bonus plan for 1997 tied cash bonuses directly to corporate performance and the performance of the Company's Common Stock as follows:

     a. Corporate Performance. Earnings per share must have achieved a predetermined threshold before any bonus could be paid. At the threshold, a bonus pool in a predetermined amount was established. The amount in the bonus pool increased as higher earnings per share thresholds were achieved.

     b. Stock Performance. The average price of the Common Stock during the month of December 1997 must have exceeded the average price of the Common Stock during the month of December 1996 by a predetermined percentage before any bonus could be paid. At the threshold, a bonus pool in a predetermined amount was established. The amount in the bonus pool increased as higher average stock price thresholds were achieved. The amount in the bonus pool further increased if the percentage increase in the average December 1997 price of the Common Stock plus any increase in dividends paid in 1997 as compared to dividends paid in 1996 exceeded, by predetermined thresholds, the performance of companies identified as the Company's peer group.

     If one or both of these two criteria was met, a participant was eligible to receive a cash bonus. The plan specified that the amount of the bonus was generally to be calculated by multiplying the participant's December 31, 1997 base salary by predetermined percentages for the plan's earnings per share and average stock price thresholds. The participant's supervisor was responsible for recommending the amount of bonus actually to be paid from the bonus pool based upon goals achieved, accomplishments of the participant and the discretion of the supervisor. A participant must be employed on the date that the bonus payment is made, which was no later than March 15, 1998.

     In setting the earnings per share performance thresholds and the stock performance thresholds under the profit bonus and senior executive bonus plans, as well as the percentage of base salary which can be paid as a bonus, the Committee acted in its discretion utilizing its best judgment and the experience of its members to weigh total compensation and bonuses paid in the marketplace by other companies, the relative difficulty and likelihood of achieving various earnings per share thresholds, the Company's size and the volatility and competitiveness of its business, and any other matters considered relevant by a member of the Committee. The bonus plans are generally administered as to eligible personnel other than the Chief Executive Officer and Chief Operating Officer by an Administrative Committee consisting of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President Administration and General Counsel, and Director of Human Resources. As to the Chief Executive Officer and Chief Operating Officer, the amount of cash bonus to be paid pursuant to a plan is administered by the Compensation Committee.

     The Compensation Committee and the Board of Directors reserve the right, in their sole discretion, to amend, modify or eliminate the annual bonus plans or their application or administration, in whole or in part, in future years. If the Compensation Committee determines to continue such a plan to future years, the elements of the plan will be adjusted to reflect the amount of earnings to be required before the plan becomes effective, the range of bonuses payable at various levels of earnings and other such matters.

     The Revenue Reconciliation Act of 1993 includes a provision limiting tax deductions for certain executive compensation in excess of $1,000,000 for each executive. The Committee understands that this limitation generally applies to all compensation otherwise deductible for tax years beginning after December 31, 1993. However, qualified performance based compensation, payments made to tax qualified retirement plans and the payment of excludable fringe benefits are not included in the deduction limit. In addition, compensation otherwise subject to the limit paid pursuant to a binding written contract in effect on February 17, 1993 and at all times thereafter is not subject to the deduction limit. The Compensation Committee has analyzed the impact of this tax law on the compensation policies of the Company, has determined that historically the effect of this provision on the taxes paid by the Company is not significant, and has decided for the present to not modify the compensation policies of the Company based on such tax law. The Committee will periodically reconsider its decision as circumstances dictate.

     In applying the foregoing compensation policies to the Chief Executive Officer's compensation for services rendered in 1997, the Compensation Committee authorized an increase in the Chief Executive Officer's base salary of $25,000, resulting in his base salary being increased from $525,000 a year to $550,000 a year, effective May 1, 1997. The Committee authorized this increase after reviewing and considering the foregoing compensation policies, the results of an executive compensation study conducted by the Committee, and various other materials and information relating to compensation.

     The earnings per share criteria under the profit bonus plan was realized in 1997. The Committee concluded that in 1997 the Chief
Executive Officer performed at a level far exceeding the individual performance level specified in the profit bonus plan. The Chief
Executive Officer's level of performance was determined by the Compensation Committee utilizing its best judgment and based on its first-hand observations and the accomplishments of the Company, including the successful completion of the Company's $150 million offering of 9% senior subordinated notes due 2007 which was completed in 1997 ("Bond Offering"), the acquisition of ninety-six retail service station/convenience stores and certain additional assets from Thriftway Marketing Corp., Clayton Investment Company and companies related to these sellers ("Thriftway Acquisition"), and the purchase of all of the issued and outstanding stock of Phoenix Fuel Co., Inc., an independent industrial/commercial petroleum products distributor whose operations include nine bulk distribution plants, twenty-two cardlock fueling operations and a lubricant storage and distribution facility ("Phoenix Fuel Acquisition"). As a result the Chief Executive Officer was awarded a profit bonus equal to two percent of his base salary.

    The Committee awarded the Chief Executive Officer the full amount for which he was eligible under the senior executive bonus plan for services rendered in 1997 based upon the accomplishments of the Company including, but not limited to, the Bond Offering, the Thriftway Acquisition and the Phoenix Fuel Acquisition. The Chief Executive Officer voluntarily chose to accept only a portion of the bonus in the amount of $90,000.

     No additional grants or options to acquire Common Stock under the Stock Plans were recommended to the Board of Directors in 1997 in connection with the Chief Executive Officer. The Committee determined that in light of previous grants, the Chief Executive Officer's level of ownership of Common Stock, the increase in the Chief Executive Officer's base salary in 1997, and the bonuses awarded to the Chief Executive Officer in 1997, no additional grants to the Chief Executive Officer were required in 1997.

        Chief Executive Officer:    Compensation Committee:

        James E. Acridge            Richard T. Kalen, Jr.
                                    Anthony J. Bernitsky
                                    Harry S. Howard, Jr.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   AMONG THE COMPANY, S&P INDUSTRIALS INDEX,
                        AND S&P ENERGY COMPOSITE INDEX

                           1992    1993    1994    1995    1996    1997
                           ----    ----    ----    ----    ----    ----
Giant Industries, Inc.    100     190.70  139.53  233.33  270.47  372.00
S&P Industrials           100     109.03  113.19  152.35  187.33  245.43
S&P Energy Composite      100     115.73  120.17  157.13  197.64  247.54


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the
beneficial ownership of Common Stock as of February 27, 1998 (unless otherwise noted) by: (i) each stockholder who is known by the Company to own beneficially in excess of five percent of the outstanding
Common Stock, (ii) each director of the Company and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law. The Company Common Stock constitutes the only outstanding class of equity securities of the
Company. As of February 27, 1998, there were 267 record holders of the Company's Common Stock.

NAME AND ADDRESS                           AMOUNT OF         PERCENT
OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP   OF CLASS
----------------------------------    --------------------   --------
James E. Acridge (1)(7)                   2,607,298             23.46%
23733 North Scottsdale Road
Scottsdale, Arizona 85255

Anthony J. Bernitsky (2)                     15,000               *

F. Michael Geddes                            10,200               *

Fredric L. Holliger (3)(7)                   70,664               *

Harry S. Howard, Jr. (4)                      4,500               *

Richard T. Kalen, Jr.                           100               *

A. Wayne Davenport (5)(7)                     6,188               *

Morgan Gust (6)(7)                           29,303               *

BankAmerica Corporation and               1,223,911             11.13%
Bank of America NT&SA (7)
as Trustee of Giant Industries, Inc.
Employee Stock Ownership Plan
555 California Street
San Francisco, California 94104

Ingalls & Snyder LLC (8)                    572,719              5.21%
61 Broadway
New York, New York 10006

Dimensional Fund Advisors Inc. (9)         783,900               7.13%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

The Guardian Life Insurance                572,700               5.21%
Company of America(10)
201 Park Avenue South
New York, New York 10003

Executive officers and directors         2,743,253              24.53%
as a group (8 persons)
(1)(2)(3)(4)(5)(6)(7)

_______________
*Less than 1%

(1) Includes: (i) 163,262 shares of Common Stock held by the ESOP and allocated to Mr. Acridge as of December 31, 1996, the most recent date for which information as to individual allocations is available, (ii) 6,430 shares of Common Stock over which Mr. Acridge has sole voting and dispositive power as the personal representative of his father's estate subject to pending probate and Mr. Acridge's obligations as personal representative, and
     (iii) 121,714 shares subject to presently exercisable options. Mr. Acridge has pledged 2,212,206 shares of Common Stock to various lenders as security for loans the proceeds of which were used for general purposes and not to finance the acquisition of Common Stock. Mr. Acridge retains the right to direct the voting and disposition of such shares and the right to receive all dividends, subject to standard default provisions.

(2) Shares are held in a living trust where Mr. Bernitsky and his spouse are settlors, co-trustees and beneficiaries.

(3)  Includes: (i) 6,379 shares of Common Stock held by the
     ESOP and allocated to Mr. Holliger as of December 31, 1996, the most recent date for which information as to individual allocations is available, (ii) 40,143 shares subject to presently exercisable options, and (iii) 3,000 shares of Company Common Stock owned by Mr. Holliger's three minor children as to which Mr. Holliger disclaims beneficial ownership.

(4) Shares are held in a living trust where Mr. Howard and his spouse are settlors, co-trustees and beneficiaries.

(5) Includes: (i) 688 shares of Common Stock held by the ESOP and allocated to Mr. Davenport as of December 31, 1996, the most recent date for which information as to individual allocations is available, and (ii) 5,000 shares subject to presently exercisable options.

(6)  Includes: (i) 3,803 shares of Common Stock held by the
     ESOP and allocated to Mr. Gust as of December 31, 1996, the most recent date for which information as to individual allocations is available, and (ii) 25,000 shares subject to presently exercisable options.

(7) Shares of Common Stock allocated to the accounts of executive officers are reported under the share ownership totals of both the ESOP and such executive officers. Each ESOP participant has the right to direct the Trustee to vote the participant's proportionate share of all shares of Company Common Stock held by the ESOP with such proportionate share being determined by multiplying the total number of shares held by the ESOP by a fraction, the numerator of which is the number of shares allocated to such participant and the denominator of which is the number of shares allocated to all participants' accounts as of the Record Date. The
     Trustee of the ESOP and the participants have shared dispositive power with respect to the shares allocated to a participant's account. Such shares are as reported on the
     Schedule 13G dated February 6, 1998 filed by BankAmerica Corporation ("BAC") and Bank of America NT&SA, as a trustee and a co-trustee ("BANTSA"). This Schedule 13G states that by virtue of the corporate relationships between BAC and BANTSA, BAC may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. According to the 13G, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries, and the power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.

(8) Such shares are as reported on Ingalls & Snyder LLC's Schedule 13G dated February 5, 1998. Ingalls & Snyder is a New York
     Limited Liability Company.

(9) Such shares are as reported on Dimensional Fund Advisors Inc.'s ("Dimensional") Schedule 13G dated February 9, 1998. This
     Schedule 13G states that Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 783,900 shares as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(10) Such shares are as reported on The Guardian Life Insurance Company of America's ("Guardian Life") Schedule 13G dated February 14, 1996. This Schedule 13G states that Guardian Life is an insurance company with sole voting and dispositive power as to 199,000 of such shares, its wholly-owned subsidiary, Guardian Investor Services Corporation, is investment advisor to The Guardian Park Ave. Fund and The Guardian Stock Fund, Inc., each a mutual fund with shared voting and dispositive power as to 129,500 and 192,500, respectively, of such shares, and employees of Guardian Life participate in The Guardian Employees' Incentive Savings Plan and The Guardian Life Insurance Company of America Master Pension Trust which have shared voting and dispositive power as to 31,000 and 20,700, respectively, of such shares.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and any amendments thereto furnished to the Company during 1997, and Forms 5 and any amendments thereto furnished to the Company with respect to 1997, or written representations that no Forms 5 were required, the Company believes that each person who at any time during 1997 was a director, officer, or greater than ten percent beneficial owner filed on a timely basis reports required by Section 16(a) during 1997 and prior fiscal years.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Kalen and Howard served on the Compensation Committee throughout 1997. Mr. Bernitsky was appointed to the Compensation Committee on May 8, 1997. No member of the Committee was an officer or employee or former officer or employee of the Company or any of its subsidiaries. During 1997, there were no relationships required to be disclosed pursuant to Item 402(j)(3) of Regulation S-K.

     Mr. Bernitsky is the founder, co-owner and President of Sandia, and serves on its Board of Directors. During 1997, Sandia made purchases of petroleum products from Giant in the ordinary course of business totaling $757,608. These purchases were made pursuant to several supply agreements between Giant and Sandia. Certain of these agreements expired during 1997 while others contained provisions providing for their continuation until canceled by either party upon thirty days' notice. The Company believes that these supply agreements are fair to the Company and Giant, and are in the Company's and Giant's best interests.

     During 1997, Giant made purchases of petroleum products from Sandia in the ordinary course of business totaling $356,494. These purchases were pursuant to a short-term supply agreement. The Company believes that the terms of the supply agreement were fair to the Company and Giant, and were in the Company's and Giant's best interests.

     Principal, interest and rental payments were made to Sandia during 1997 in the aggregate amount of $1,001,302 in connection with the deferred balance of the purchase price for Sandia's interest in nine service stations and certain other assets. These assets were acquired under a 1993 purchase and sale agreement between Sandia and Giant Four Corners, Inc., one of Giant's subsidiary companies. Giant also made miscellaneous payments to Sandia during 1997 in the amount of $4,865.

                     CERTAIN TRANSACTIONS

     Giant leases approximately 46,467 square feet of land as a service station site in a shopping center owned by a partnership owned by Mr. Acridge. The service station site is located immediately adjacent to the Company's headquarters. The 1991 lease agreement established a base rent of $7,887 per month, subject to adjustment upwards every five years based on changes in the Consumer Price Index, for an initial lease term of ten years with four renewal options of five years each. Giant and the partnership each have a right of first refusal upon any sale of the site or the service station, respectively, during the lease term. During 1997, Giant paid $112,649 as rent, rental taxes, and common area maintenance expenses under the terms of the lease.

     The partnership owned by Mr. Acridge rents excess office space from Giant consisting of fifteen offices and associated work areas in the headquarters building. The partnership pays annual rent of $17.75 per square foot. The rental arrangement is cancelable by either party on ten days' notice. In addition, the partnership reimburses Giant for the costs and expenses of any services performed by Giant for the benefit of the shopping center. During 1997, the partnership paid Giant $57,888 as rent and expense reimbursement.

     Mr. Harvey L. Acridge, a licensed real estate broker and the brother of Mr. James E. Acridge, provides real estate and management services to the partnership. He also provides marketing services to Giant on a contract basis. Giant paid Mr. Harvey L. Acridge $53,337 for services rendered to Giant in 1997 and reimbursed him for out-of-pocket expenses incurred in connection with the performance of these services. Giant and the partnership share the cost of providing transportation for Mr. Harvey L. Acridge's use, and the Company provides him with automobile insurance.

     The Board of Directors authorized Giant to purchase 1.76 acres of land in Phoenix, Arizona at the offered price of $890,000 from a limited liability company owned by Mr. Acridge for the construction of a retail service station/convenience store. This site is part of a parcel of land approximately fourteen gross acres in size purchased by the company owned by Mr. Acridge in September 1996 at a price of $1,389,465. The 1.76 acre site was appraised for $915,000 as of September 5, 1997 by an appraiser not affiliated with the Company or Mr. Acridge. After reviewing the appraisal as well as other pertinent information, the Board authorized Giant to purchase the site.

     The Company believes that the foregoing transactions are fair to the Company and Giant, and are in the Company's and Giant's best interests.

     Certain other related party transactions are described above under the heading "Compensation Committee Interlocks and Insider
Participation." It is the policy of the Board of Directors to review all related party transactions at least once a year.

              RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1998, subject to final approval of the Audit Committee and ratification by the Stockholders at the Annual Meeting. Deloitte & Touche LLP served as independent auditors for the Company for the year ended December 31, 1997. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
INDEPENDENT AUDITORS.

                   STOCKHOLDERS' PROPOSALS

     The Company welcomes comments or suggestions from its stockholders. In the event that a stockholder desires to have a proposal formally considered at the 1999 Annual Meeting of Stockholders, and evaluated by the Board for inclusion in the Proxy Statement for that meeting, the proposal must be received in writing by the Secretary of the Company at the address set forth on the first page hereof on or before November 30, 1998.

                         OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the Annual Meeting should be properly presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the Annual Meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

                   By Order of the Board of Directors

                   /s/ Morgan Gust
                   ----------------------------------------------
                   Morgan Gust
                   Secretary, Vice President and General Counsel

Scottsdale, Arizona
March 30, 1998

                        APPENDIX A


PROXY              GIANT INDUSTRIES, INC.                      PROXY
                23733 NORTH SCOTTSDALE ROAD
                 SCOTTSDALE, ARIZONA 85255

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GIANT
INDUSTRIES, INC.


      Morgan Gust, A. Wayne Davenport and Mark B. Cox, and each of them, are appointed proxies, with full power of substitution, to vote all of the stock of the undersigned shown on the reverse side hereof at the Annual Meeting of Stockholders of Giant Industries, Inc., to be held on Friday, May 8, 1998, or at any postponement or adjournment thereof, with the same effect as if the undersigned were present and voting the stock on all matters set forth in the Notice of Annual Meeting of Stockholders, dated March 30, 1998, and the Proxy Statement, dated March 30, 1998, as directed on the reverse side hereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN ITEM 1, FOR ITEM 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES OR ANY OF THEM ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

 PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
              IN THE ENCLOSED PREPAID ENVELOPE.

         (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

                      GIANT INDUSTRIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED
BELOW AND FOR ITEM 2.

                                           FOR    WITHHOLD   FOR ALL
                                           ALL      ALL      EXCEPT

1. Election of Directors-
   Nominees: James E. Acridge and          [ ]      [ ]        [ ]
             Richard T. Kalen, Jr.

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
   NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   _____________________________________

                                           FOR    AGAINST   ABSTAIN

2. Ratification of the appointment of      [ ]      [ ]       [ ]
   Deloitte & Touche LLP by the Board
   of Directors as the independent
   auditors of the Company and its
   subsidiaries for the fiscal year
   ending December 31, 1998.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Dated:______________________, 1998   Signature(s)_____________________

                                     _________________________________
                                     Please date and sign EXACTLY as
                                     your name or names appear herein.
                                     Persons signing in a fiduciary
                                     capacity or as corporate officers
                                     should so indicate.

                     FOLD AND DETACH HERE

                    YOUR VOTE IS IMPORTANT.

 PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                 IN THE ENCLOSED PREPAID ENVELOPE

                         APPENDIX B
         DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL

1. Location:      Proxy Statement under the heading "Comparison
                  of Cumulative Total Return Among the Company,
                  S&P Industrials Index, and S&P Energy
                  Composite Index"
   Item:          Performance Graph
   Description:   The description and interpretation of the data
                  in the graph is described in the body of the Proxy Statement.

2. Location:      Back side of Proxy Card Appendix A, second line
                  after the word "ONLY"
   Item:          Method of Marking Vote
   Description:   Oval filled-in in dark ink.

3. Location:      Back side of Proxy Card Appendix A, before and
                  after the words  FOLD AND DETACH HERE
   Item:          Method of detaching Proxy Card
   Description:   Carets indicating where to fold and detach
                  the Proxy Card.